EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enterprise Financial Services Corp:

We consent to the incorporation by reference in the Registration Statements No. 333-14737 on Form S-1, No. 333-156771 and No. 333-160032 on Form S-3 and No. 333-152985, No. 333-82087, No. 333-148328, and No. 333-100928, each on Form S-8, of Enterprise Financial Services Corp of our reports dated March 10, 2010, with respect to the consolidated balance sheets of Enterprise Financial Services Corp and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Enterprise Financial Services Corp.

/s/ KPMG LLP

St. Louis, Missouri
March 12, 2010